Exhibit 99.1

Par Petroleum Corporation Reports 2012 Estimated Proved Reserves

•	167.9 billion cubic feet equivalent (Bcfe) of estimated SEC proved reserves

•

$80 million of estimated future net cash flows from estimated proved reserves discounted at 10% before income taxes (PV-10) using a first day of the month average 12 month natural gas price of $2.56 per MMBtu in 2012

•	Alternative scenario of estimated proved reserves shows 433.4 Bcfe of estimated proved reserves and $291.6 million of PV-10 using a hedgeable price deck at December 31, 2012

HOUSTON, March 27, 2013: Par Petroleum Corporation (“Par”) (OTCBB: PARR) filed its Annual Report on Form 10-K with the US Securities and Exchange Commission (SEC) for the fiscal year ending December 31, 2012, reporting total estimated proved natural gas and oil reserves as of that date. The estimates, which include the Company’s share of the estimated proved reserves of Piceance Energy, LLC (“Piceance Energy”), were 167.9 Bcfe, consisting of 123.1 billion cubic feet (Bcf) of natural gas, 6.3 million barrels (MMBbls) of natural gas liquids (NGLs) and 1.1 MMBbls of oil. Par’s primary asset is a 33.34% non-operated equity interest in Piceance Energy. Piceance Energy’s primary area of activity is in the Piceance Basin in western Colorado.

The pre-tax present value of estimated proved reserves at December 31, 2012, discounted at 10%, and based on average beginning of the month prices during 2012 (the “SEC Case”), was approximately $80.0 million. An alternate price scenario (the “Alternate Case”), which is described in more detail below, applies the hedgeable NYMEX forward strip price as of December 31, 2012 and results in estimated proved reserves of 433.4 Bcfe with a PV-10 value of approximately $291.6 million. See disclosures at the end of this release for a reconciliation of PV-10 to the standardized measure of discounted future net cash flows.

Reserves and Cash Value

The following tables present the estimated proved reserves and PV-10 that Par directly owns and indirectly owns through Piceance Energy as of December 31, 2012:

	2012 SEC Case	2012 Alternate Case
Natural Gas (Bcf)	123.1	319.7
NGL (MMbbl)	6.3	16.6
Oil (MMbbl)	1.1	2.3
Total (Bcfe)	167.9	433.4

($ millions)	2012 SEC Case	2012 Alternate Case
PDP PV-10	$47.1	$78.1
PDNP PV-10	$13.0	$24.3
PUD PV-10	$19.9	$189.3

Total Proved PV-10	$80.0	$291.6

For the SEC Case, total estimated proved reserves and PV-10 are based on a historical first-of-month, 12-month average posted price of $85.87 per Bbl for WTI oil, $34.66 per Bbl for natural gas liquids and a spot price of $2.30 per MMBtu for CIG natural gas, in each case adjusted for differentials, contractual deducts and similar factors.

For the Alternate Case, total estimated proved reserves and PV-10 are based on the NYMEX forward strip price as of December 31, 2012. Condensate and NGL prices are based on NYMEX WTI prices and are adjusted by lease for quality, transportation fees, and regional price differentials; adjusted NGL prices are approximately 39% of the WTI index prices. Gas prices are based on NYMEX Henry Hub prices and are adjusted by lease for energy content, transportation fees, and a regional price differential.

The reserves of Piceance Energy and the Company’s interest in those reserves are outlined below:

	Piceance Energy
	Proved Reserves (100%)		Par Petroleum’s Interest (33.34%)
	SEC Case	Alternate Case	SEC Case	Alternate Case
Natural Gas (Bcf)	367.9	956.9	122.6	319.0
NGLs (MMbbl)	19.0	49.8	6.3	16.6
Oil (MMbbl)	2.5	6.2	0.8	2.1
Total (Bcfe)	497.0	1,293.0	165.7	431.1

	Pre-Tax PV-10 (100%) ($ millions)		Par Petroleum’s Interest (33.34%) ($ millions)
	SEC Case	Alternate Case	SEC Case	Alternate Case
PDP	$117.8	$210.6	$39.3	$70.2
PDNP	39.1	72.8	13.0	24.3
PUD	59.0	565.7	19.7	188.6

Total	$215.8	$849.1	$72.0	$283.1

The Alternate Case captures Piceance Energy’s reserves and economics associated with approximately 1,293 Bcfe of estimated proved reserves. In addition to the estimated proved reserves, Piceance Energy also estimates there are approximately 2,980 Bcfe of estimated probable reserves associated with additional Williams Fork locations bringing the total estimated proved plus probable reserves (2P) to approximately 4,300 Bcfe. The 2P total does not take into account additional reserves from the Mancos / Niobrara Shale formation despite several successful wells drilled into the formation and significant positive results from offset operators in the basin.

Future Outlook

“We continue to be optimistic about the growth potential for Par based on this reserve information” stated John T. Young, Jr., Chief Executive Officer of Par Petroleum. “In addition, our recent acquisition of Texadian Energy, Inc. (formerly known as SEACOR Energy Inc.) gives us substantial capabilities in crude oil marketing, transportation and distribution,” Young continued. “As a result of this acquisition, our business for 2013 and future years will also include commodities trading and logistics relating to the purchase, storage, transportation and sale of energy and related products, as significant step in the growth and expansion of our business plan.”

Reconciliation of PV-10 to the Standardized Measure

The Company does not expect to be taxable or pay cash income taxes based on its available net operating loss (“NOL”) carryforwards and additional net tax assets generated in the development of its reserves. In addition, Piceance Energy is a pass-through entity and is not taxable for federal income tax purposes. As such, for both the Company and Piceance Energy, the standardized measure does not include an income tax provision thus the PV-10 amount is the same as the standardized measure.

PV-10 is the estimated present value of the future net revenues from our estimated proved natural gas and oil reserves before income taxes discounted using a 10% discount rate. PV-10 is considered a non-GAAP financial measure under SEC regulations because it does not include the effects of future income taxes, as is required in computing the standardized measure of discounted future net cash flows. We believe that PV-10 is an important measure that can be used to evaluate the relative significance of our oil and gas properties and that PV-10 is widely used by securities analysts and investors when evaluating oil and gas companies. Because many factors that are unique to each individual company impact the amount of future income taxes to be paid, the use of a pre-tax measure provides greater comparability of assets when evaluating companies. We believe that most other companies in the oil and gas industry calculate PV-10 on the same basis. PV-10 is computed on the same basis as the standardized measure of discounted future net cash flows but without deducting income taxes.

Par Petroleum Corporation is a Houston-based company that manages and maintains interests in a wide variety of energy-related assets, including natural gas assets located in the Piceance Basin. The company’s common stock is publicly traded on the over-the-counter (OTC) market under the trading symbol “PARR.” www.par-petro.com

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are: the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; drilling risks; environmental risks; and political or regulatory changes. Although the Company believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. The Company cannot assure you that the assumptions upon which these statements are based will prove to have been correct. Important risk factors that may affect the Company’s business, results of operations and financial position are discussed in its most recently filed Annual Report on Form 10-K, recent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other Securities and Exchange Commission filings.

Additionally, the SEC requires oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible – from a given date forward, from known reservoirs, under existing economic conditions, operating methods, and governmental regulations. The SEC permits the optional disclosure of probable and possible reserves. From time to time, we elect to use “probable” reserves and “possible” reserves. The SEC defines “probable” reserves as “those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” The SEC defines “possible” reserves as “those additional reserves that are less certain to be recovered than probable reserves.” The Company has applied these definitions in estimating probable and possible reserves. Statements of reserves are only estimates and may not correspond to the ultimate quantities of oil and gas recovered. Any reserve estimates provided in this presentation that are not specifically designated as being estimates of proved reserves may include estimated reserves not necessarily calculated in accordance with, or contemplated by, the SEC’s reserves reporting guidelines. Investors are urged to consider closely the disclosure in our SEC filings that may be accessed through the SEC’s website at www.sec.gov.